Contact: Dean Ridlon, Investor Relations Director
         Phone:  978.640.5309
         Email:  Investor_Relations@avid.com


              Avid Provides Preliminary Second Quarter 2005 Results

Tewksbury, MA - July 13, 2005 - Avid Technology, Inc. (Nasdaq: AVID) today provided its preliminary second quarter financial results. Total revenues for the quarter ended June 30, 2005, are projected to be in the area of $160 million. Compared to the first quarter of 2005, the sequential decline in revenue is a result of lower video revenues, primarily due to less broadcast revenue being recognized and unfavorable foreign currency translation impacts.

"Uncertainty surrounding the timing of customer installation and acceptance of large deals is an inherent risk factor in our broadcast business," said David Krall, Avid's president and chief executive officer. "Even though our broadcast revenues were down sequentially, our broadcast bookings were actually up over 10%. We expect revenues to increase sequentially in the third quarter from the second quarter, but we anticipate that the combination of continuing unfavorable foreign currency translation impacts and a delay in shipping Avid(R) Symphony(TM) Nitris(R) will result in lower than previously expected revenues for the third quarter."

The lower revenues in the second quarter are expected to result in a gross margin slightly lower than expected. Operating expenses are projected to be approximately in line with previous expectations. Taking into account the lower-than-expected revenue and gross profit, Avid's second quarter GAAP net income is expected to be in the range of $12.0 to $13.0 million, or $.34 to $.36 per diluted share. Excluding approximately $2.3 million, or $.06 per diluted share, of acquisition-related amortization and related tax benefits, acquisition-related stock-based compensation and non-recurring tax benefits, second quarter non-GAAP net income is expected to be in the range of $14.5 to $15.5 million, or $.40 to $.42 per diluted share. These projected results are subject to the normal quarter-end accounting review.

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Avid expects to announce its second quarter results on Thursday, July 21, 2005, after the close of the market. Avid intends to hold a conference call that day at 5:00 p.m. EDT to discuss the results and provide information about the company's outlook for the balance of 2005.

The dial-in number is:           312.461.9457

The replay number is:            719.457.0820

The confirmation code
and replay passcode are:         4241723

The call will also be available via live audio Webcast and subsequent replay on the company's Web site. To listen via this alternative, go to the Investors page under the Company menu at www.avid.com.


Use of Non-GAAP Financial Measures
The expected pro forma earnings per share listed above are "non-GAAP financial measures" under the rules of the Securities and Exchange Commission ("SEC"). We have included this information because we believe it is a meaningful measure of our normalized operating performance and will assist investors in understanding our results of operations on a comparative basis. This pro forma information supplements, and is not intended to represent a measure of performance in accordance with, disclosures required by generally accepted accounting principles or GAAP. We use this information internally to help our management more accurately assess the ongoing nature of our operations and measure our performance on a comparative basis.

The above release includes a forward-looking statement, as defined by the Private Securities Litigation Reform Act of 1995, about Avid's expected financial results. There are a number of factors that could cause actual events or results to differ materially from that indicated by such forward-looking statement, such as the competitive market in which Avid operates, market acceptance of Avid's existing and new products, Avid's ability to anticipate customers' needs and the other factors set forth under the caption "Certain Factors That May Affect Future Results" in Avid's Form 10-K for the year ended December 31, 2004, and other filings with the SEC. In addition, the

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forward-looking statement contained herein represents Avid's estimate only as of today and should not be relied upon as representing the company's estimate as of any subsequent date. While Avid may elect to update this forward-looking statement at some point in the future, Avid specifically disclaims any obligation to do so, even if the estimate changes.

About Avid Technology, Inc.
Avid Technology, Inc. is the world leader in digital nonlinear media creation, management, and distribution solutions, enabling film, video, audio, animation, games, and broadcast professionals to work more efficiently, productively, and creatively. For more information about the company's Oscar(R), Grammy(R), and Emmy(R) award-winning products and services, please visit: www.avid.com.

(C) 2005 Avid Technology, Inc. All rights reserved. Avid, Digidesign, Film Composer, Nitris, Pro Tools and Symphony are either registered trademarks or trademarks of Avid Technology, Inc. in the United States and/or other countries. iNEWS is a registered trademark of iNews, LLC. Avid received an Oscar statuette representing the 1998 Scientific and Technical Award for the concept, design, and engineering of the Avid Film Composer(R) system for motion picture editing. Digidesign, Avid's audio division, received an Oscar statuette representing the 2003 Scientific and Technical Award for the design, development, and implementation of its Pro Tools(R) digital audio workstation. Oscar is a trademark and service mark of the Academy of Motion Picture Arts and Sciences. Emmy is a registered trademark of ATAS/NATAS. Grammy is a trademark of the National Academy of Recording Arts and Sciences, Inc. All other trademarks contained herein are the property of their respective owners.